Exhibit 99.1

December 28, 2005

Mr. Ernest S. Pinner

Chairman, President and CEO

CenterState Banks of Florida

Winter Haven, FL.

Dear Ernie,

It will be three years this April since the Board gave you the total responsibility for the management of CSFL.

You, with the advice and help from the directors and officers have created a truly outstanding company.

Five years ago when we formed CSFL I gave myself a list of objectives to be achieved by the three banks in five years, a copy of which is enclosed. You have taken it far beyond that.

My goal was to see CSFL reach these objectives in five years at which time I would turn 80 and fully retire.

Please accept my resignation effective 12/31/05 from all my CSFL positions, and extend my deep appreciation to everyone for their contributions that made it all possible.

Sincerely,

/s/James H. “Jim” White
James H. “Jim” White

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